October 21, 1994


Mr. Jerry R. Lirette
D-M-E Company
29111 Stephenson Highway
Madison Heights, MI  48071

Dear Jerry:

     This letter agreement supersedes any agreements between you and The Fairchild Corporation (Fairchild) relating to severance payments, including, if applicable, the letter agreement dated October 23, 1991 between Fairchild and you, each of which shall be deemed terminated, effective upon your acceptance hereof.

     In exchange for your continued services as an executive of Fairchild, Fairchild hereby agrees that, in the event Fairchild terminates your employment without cause during a three year period, commencing on the date of this letter, you shall receive on date of termination a severance payment consisting of one year of then current base salary. In addition, if, but for such termination, a bonus would have been earned by you for the year in which termination takes place, you shall be entitled at year-end to such bonus, pro-rated, however, from the beginning of the fiscal year to date of termination. Any portion of the bonus that is based on individual goals shall be deemed to be fully earned.

     Please acknowledge your agreement with the terms of this letter agreement by signing the attached copy and returning same to this office, which shall be effective as of the date of your acceptance.
                              Very truly yours,

                              THE FAIRCHILD CORPORATION

                              By:  Thomas J. Flaherty

ACCEPTED AND AGREED:

By:  Jerry R. Lirette
Date:  November 1, 1994